Exhibit 10.1

Execution Version

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE TYPICALLY TREATED AS PRIVATE OR CONFIDENTIAL. BRACKETS (“[***]”) INDICATE THAT INFORMATION HAS BEEN OMITTED.

ASSET PURCHASE AGREEMENT

BY AND BETWEEN
W.K.S. KK HoldCo, Inc.,
as Buyer
AND
Awesome Doughnut, LLC,
as Seller

Dated as of March 23, 2026

TABLE OF CONTENTS

ARTICLE I	PURCHASE AND SALE OF PURCHASED ASSETS; ASSUMPTION OF ASSUMED LIABILITIES	1

1.1	Purchase and Sale of Assets	1
1.2	Excluded Assets	2
1.3	Assumption of Liabilities	3
1.4	Excluded Liabilities	4
1.5	Further Assurances; Assumptions; and Consent of Third Parties	4
1.6	Purchase Price Allocation	4
1.7	Proration of Certain Expenses	4

ARTICLE II	CONSIDERATION	5

2.1	Consideration	5
2.2	Payment of the Purchase Price	5
2.3	Tax Treatment	5

ARTICLE III	CLOSING AND DELIVERIES	5

3.1	Closing Date	5
3.2	Deliveries of Seller	6
3.3	Buyer Deliveries	6

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF SELLER	7

4.1	Organization and Good Standing	7
4.2	Authorization	7
4.3	Conflicts; Consents of Third Parties	7
4.4	Title to Purchased Assets	7
4.5	Condition of Assets	7
4.6	Lease Agreements	7
4.7	Limitations of Representations and Warranties	7

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	8

5.1	Organization and Good Standing	8
5.2	Authorization	8
5.3	Conflicts; Consents of Third Parties	8

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ARTICLE VI	COVENANTS	8

6.1	Publicity	8
6.2	IT Transition	8
6.3	Lease Transition	9
6.4	Access to Information	9

ARTICLE VII	EMPLOYEES AND EMPLOYEE BENEFITS	9

7.1	Employment	9
7.2	Standard Procedure	10

ARTICLE VIII	CONDITIONS TO CLOSING	10

8.1	Conditions to Obligations of all Parties	10
8.2	Conditions to Obligations of Buyer	10
8.3	Conditions to Obligations of Seller	11

ARTICLE IX	INDEMNIFICATION	12

9.1	Survival of Representations and Warranties	12
9.2	Indemnification	12
9.3	Indemnification Procedures	12
9.4	Limitations on Indemnification for Breaches of Representations and Warranties.	13
9.5	Tax Treatment of Indemnity Payments	15

ARTICLE X	TERMINATION	15

10.1	Termination.	15
10.2	Effect of Termination	16

ARTICLE XI	TAXES	16

11.1	Transfer Taxes	16
11.2	Prorations	17
11.3	Cooperation on Tax Matters	18
11.4	Tax Clearance Certificates	18

ARTICLE XII	MISCELLANEOUS	18

12.1	Further Assurances	18
12.2	Expenses	19
12.3	Governing Law; Submission to Jurisdiction; Consent to Service of Process	19
12.4	Entire Agreement; Amendments and Waivers	19
12.5	Notices	20
12.6	Severability	20
12.7	Binding Effect; Assignment	20
12.8	Counterparts	21
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ANNEX AND SCHEDULES

Annexes

Annex A – Definitions
Annex B – Purchase Price Allocation

Schedules (and Relevant Section References)
1.1(b)        Vehicles
1.1(e)        Purchased Contracts
1.2(m)        Specifically Excluded Assets
1.3(b)        Specifically Assumed Liabilities
4.3        Seller Consents
4.6        Lease Agreements
5.3        Buyer Consents

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ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 23, 2026 (the “Effective Date”), is being entered into by and between W.K.S. KK HoldCo, Inc., a California corporation (“WKS” and “Buyer”), on the one hand, and Awesome Doughnut, LLC, a Delaware limited liability company (“Seller”), on the other hand. Buyer and Seller are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties”.
A.Seller owns and operates the Stores.
B.Buyer desires to buy, and Seller desires to sell, substantially all of the franchise rights, operating assets, equipment, personal property, vehicles, rights, good-will and business of the Stores, subject to the terms and conditions set forth herein and excluding any assets not specifically identified as Purchased Assets hereunder.
C.Seller desires to assign to Buyer, and Buyer desires to assume, the Lease Agreements.
D.Concurrently with Closing, Buyer shall contribute the Purchased Assets to W.K.S. Krispy Kreme, LLC, a Delaware limited liability company (“WKS KK”) and following the Closing, WKS KK shall employ the Transferred Employees.
E.Certain capitalized terms used in this Agreement are defined in Annex A.
NOW, THEREFORE, in consideration of the foregoing premises, payment of the Purchase Price, and the mutual covenants and agreements hereinafter contained, the Parties agree as follows:
ARTICLE I

PURCHASE AND SALE OF PURCHASED ASSETS; ASSUMPTION OF ASSUMED LIABILITIES
1.1Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, Buyer hereby agrees to purchase, acquire and accept from Seller, and Seller hereby agrees to sell, transfer, assign, convey and deliver to Buyer, all of Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Liens except for Permitted Exceptions. The “Purchased Assets” shall mean all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of Seller related to the Business, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Seller (other than the Excluded Assets), including the following:
(a) all tangible personal property used or intended to be used in connection with the Business, including Furniture and Equipment and Krispy Kreme®

branded merchandise and collectibles, manufacturing supplies, basket trays, display stands, cookery, eatery supplies, spare parts, cleaning supplies, and office supplies;
(b)all unopened, sealed and unexpired inventories of ingredients, (such as mix, sugar, shortening, oils, icings, fillings, flavoring, toppings), packaging (such as boxes, bags, cups, lids), and beverages (such as coffee products, milk, juices, bottled drinks, fountain drink supplies, syrups, sauces), used or consumed, or intended to be used or consumed, in connection with the Business;
(c) all vehicles (the “Vehicles”) listed on Schedule 1.1(c);
(d)all rights of Seller under the Lease Agreements, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;
(e) all rights of Seller under: (i) all Contracts related to the Business set forth on Schedule 1.1(e); and (ii) any Contracts related to the Business, which are terminable without penalty upon thirty (30) days’ or less notice or involves a total liability of no more than [***] annually (provided, that, solely with respect to the Contracts described in subsection (ii) above, Buyer’s aggregate liability for such Contracts shall be capped at [***] (collectively, the “Purchased Contracts”);
(f) all documents that are related to the Business;
(g)all rights of Seller under non-disclosure or confidentiality, non-compete, non-solicitation agreements, assignment agreements or similar agreements with Former Employees, Employees and agents of Seller or with third parties to the extent relating to the Business or the Purchased Assets;
(h)to the extent assignable or transferable, all rights of Seller under or pursuant to any and all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold or services provided to Seller or to the extent affecting any Purchased Assets;
(i) all goodwill and other intangible assets associated with the Business.
1.2Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Buyer, and Seller shall retain all right, title and interest to, in and under the Excluded Assets. The “Excluded Assets” means each of the following assets:
(a) all petty cash on hand at the Stores as of the Effective Time;
(b)all deposits (including customer deposits and security for rent or otherwise) (“Deposits”), claims for refunds, prepaid charges and expenses, including any prepaid rent, rights of offset in respect thereof and all retentions or holdbacks of Seller, with respect to the Business;
(c)all third-party property and casualty insurance proceeds, and all rights to third-party property and casualty insurance proceeds; and

(d)with the exception of petty cash on hand as set forth in Section 1.2(a) of this Agreement, all cash, cash equivalents, and marketable securities of Seller;
(e) the Excluded Contracts;
(f) all minute books, organizational documents, stock registers, tax records, personnel records (to the extent required to be retained by applicable Law) and such other books and records of Seller as they pertain to the ownership, organization, taxation, operation or existence of Seller and duplicate copies of such records as are necessary to enable Seller to file Tax Returns and reports;
(g)all Plans and all amounts deposited in and the assets of all Plans;
(h)all payments made and to be made to Seller, and other rights of Seller, under this Agreement;
(i) except for the proceeds listed in Section 1.2(c) hereof, any other insurance policies and rights thereunder, including pre-paid insurance premiums;
(j) any tax refunds including Seller’s rights to receive refunds of Taxes attributable to taxable years or periods (or portions thereof) ending on or prior to the Closing Date and Seller’s rights in and to tax deposits made by Seller relating to periods prior to the Closing Date;
(k)all claims, rights or causes of action related to any Excluded Asset or Excluded Liability;
(l) all accounts receivable due to Seller in connection with the Business as of the Closing;
(m)the assets set forth on Schedule 1.2(m);
(n)any of the rights of Seller under this Agreement or any documents executed in connection herewith; and
(o)any employment contracts which Seller is a party to.
1.3Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, Buyer hereby assumes at the Closing (effective as of the Effective Time) and agrees to pay, perform and discharge when due, only the following liabilities of Seller (collectively, the “Assumed Liabilities”):
(a) all Liabilities of Seller under the Purchased Contracts but only to the extent that such Liabilities arise after the Closing Date; and
(b)the Liabilities set forth on Schedule 1.3(b).

1.4Excluded Liabilities. Notwithstanding any provision herein to the contrary, Buyer shall not assume, succeed to, be liable for, be subject to, or be obligated for, nor shall the Purchased Assets be subject to, any Excluded Liabilities. “Excluded Liabilities” means all Liabilities of Seller arising out of, relating to or otherwise in respect of the Business before the Closing Date and all other Liabilities of Seller other than the Assumed Liabilities.
1.5Further Assurances; Assumptions; and Consent of Third Parties.
(a) From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure to Buyer and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and the Seller Documents and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Buyer under this Agreement and the Seller Documents, and to otherwise make effective the transactions contemplated hereby and thereby.
(b)Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment unless and until such consent shall have been obtained.
1.6Purchase Price Allocation. The Purchase Price (and any other amounts required to be treated as consideration for Tax purposes) shall be allocated among the Purchased Assets in accordance with the methodology shown in Annex B attached hereto (the “Allocation Schedule”). Buyer shall prepare Internal Revenue Service Form 8594, Asset Acquisition Statement under Section 1060 (“Form 8594”), in conformity with the Allocation Schedule and Annex B. Buyer and Seller shall attach such Form 8594 to their respective Tax Returns for the 2026 Tax year, and to the extent that the Purchase Price is adjusted, consistently revise and amend the Allocation Schedule and Form 8594 as necessary. The allocation derived pursuant to this Section 1.6 shall be binding on Buyer and Seller for all tax reporting purposes and neither Buyer nor Seller (or any of their respective Affiliates) shall take any position (whether in Tax Returns, Tax audits, or other administrative or court proceedings with respect to Taxes) which is inconsistent with such allocation unless required to do so by applicable law.
1.7Proration of Certain Expenses. Except as otherwise provided in Section 11.2 with respect to Taxes, all rents, additional rents, expenses and other payments (including any prepaid amounts) due under the Lease Agreements, and any other leases constituting part of the Purchased Assets and all utility charges related to the Stores, whether paid in connection with the Lease Agreements, or separately, shall be prorated between Seller, on the one hand, and Buyer, on the other hand, as of the Closing Date. After providing prior written notice to Seller, Buyer shall pay the full amount of any proper and undisputed invoices (provided, that for any disputed invoice, such invoice must be disputed in a commercially reasonable manner) received by it and Seller shall promptly reimburse Buyer for Seller’s share of such expenses. After providing prior written notice to Buyer, Seller shall pay the full amount of any proper and undisputed invoices (provided, that for any disputed invoice, such invoice must be disputed in a commercially reasonable manner) received by it and Buyer shall promptly reimburse Seller for Buyer’s share of such expenses.
ARTICLE II

CONSIDERATION
2.1Consideration. The aggregate consideration (the “Purchase Price”) for the purchase and sale of the Purchased Assets shall be:
(a) An amount equal to Forty Million Four Hundred Four Thousand Four Hundred Ninety-Seven Dollars ($40,404,497), an amount to be paid by WKS through the delivery and pursuant to the terms of the Seller Note, plus
(b)The assumption of the Assumed Liabilities.
2.2Payment of the Purchase Price. On the Closing Date, Buyer shall deliver to Seller, in satisfaction of the Purchase Price, the Seller Note.
2.3Tax Treatment. Buyer and Seller agree to treat the transactions under this Agreement as a taxable sale by Seller of the Purchased Assets in exchange for the Purchase Price under Section 1001 of the Code.
ARTICLE III

CLOSING AND DELIVERIES
3.1Closing Date. Subject to the terms and conditions of this Agreement, the closing of the sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article I (the “Closing”) shall take place concurrently with the execution and delivery of this Agreement (the date on which the Closing occurs is referred to as the “Closing Date”). For the purposes of title, risk of loss, allocation of expenses, adjustments, and other economic and financial effects of the transactions contemplated by this Agreement, the Closing, when completed, shall be deemed to have occurred at 12:00 a.m., Eastern Standard Time, on the Closing Date (the “Effective Time”).
3.2Deliveries of Seller. At the Closing, Seller shall have delivered, or caused to be delivered, to Buyer the following:
(a) a closing certificate executed by a duly-appointed officer of Seller and dated as of the Closing, regarding (i) resolutions of Seller’s board of managers and/or members, as applicable, in relation to the transactions contemplated by this Agreement, and

(ii) Seller’s good standing, including the attachment of a good standing certificate (or its equivalent), dated no more than thirty (30) days prior to the Closing Date;
(b)a copy of all consents, waivers and approvals listed on Section 4.3;
(c) a duly executed bill of sale in form and substance mutually acceptable to the Parties conveying the Purchased Assets (the “Bill of Sale”);
(d)a duly executed assignment and assumption agreement in form and substance mutually acceptable to the Parties assigning, and providing for the assumption of, the Purchased Contracts and Assumed Liabilities (the “Assignment and Assumption Agreement”);
(e) lease assignment and assumption agreements, in form and substance mutually acceptable to the Parties for the Lease Agreements (the “Lease Assignments”);
(f) certificates of title to the Vehicles;
(g)an IRS Form W-9 completed and executed by Seller; and
(h)a closing statement drafted by Seller and mutually acceptable to the Parties (the “Closing Statement”).
3.3Buyer Deliveries. At the Closing, Buyer shall:
(a) execute and deliver, or caused to be executed and delivered, to Seller the Seller Note, the Bill of Sale, the Closing Statement, the Assignment and Assumption Agreement, and the Lease Assignments; and
(b)deliver an officer’s certificate certifying the approval by Buyer’s board of managers of the execution and delivery of this Agreement and any other documents related to or contemplated hereby, and to consummate the transactions contemplated hereby.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Buyer that:
4.1Organization and Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
4.2Authorization. Seller has all requisite power and authority and has taken all limited liability company action to execute and deliver this Agreement and Seller has all requisite power and authority and has taken all limited liability company action to execute and deliver each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the transactions contemplated by this

Agreement (collectively, the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Seller Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all requisite action on the part of Seller.
4.3Conflicts; Consents of Third Parties. Except as set forth on Schedule 4.3, no consent, waiver, approval, Order, permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of Seller in connection with the execution and delivery of this Agreement or the Seller Documents, the compliance by Seller with any of the provisions hereof and thereof, the consummation of the transactions contemplated hereby and thereby or the taking by Seller of any other action contemplated hereby or thereby.
4.4Title to Purchased Assets. Seller owns and has good and valid title to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens other than Permitted Exceptions.
4.5Condition of Assets. All items of tangible personal property included in the Purchased Assets which, individually or in the aggregate, are material to the operation of the Business, are suitable for the purposes used.
4.6Lease Agreements. The Lease Agreements are set forth on Schedule 4.6. To the Knowledge of Seller, Seller is not in default under the Lease Agreements and Seller has not received written notice of any default by Seller under the Lease Agreements.
4.7Limitations of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED, IN EACH CASE, BY THE RELATED SCHEDULES), SELLER MAKES NO, AND HAS NOT AUTHORIZED ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, EQUITY HOLDERS, AGENTS OR REPRESENTATIVES TO MAKE ANY OTHER, EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THE SELLER DISCLAIMS ANY AND ALL OTHER SUCH REPRESENTATIONS OR WARRANTIES.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller that:
5.1Organization and Good Standing. WKS is a corporation duly organized, validly existing and in good standing under the laws of the State of California.
5.2Authorization. Buyer has full corporate and limited liability company power and authority, as applicable, to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Buyer in connection with the consummation of the transactions contemplated hereby and thereby (the

“Buyer Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each Buyer Document have been duly authorized by all necessary corporate action on behalf of Buyer.
5.3Conflicts; Consents of Third Parties. Except as set forth on Schedule 5.3 hereto, no consent, waiver, approval, Order, permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of Buyer in connection with the execution and delivery of this Agreement or the Buyer Documents or the compliance by Buyer with any of the provisions hereof or thereof.
ARTICLE VI

COVENANTS
6.1Publicity. Except for announcements by KKDC to its franchisees (including Buyer, as applicable), which identify Buyer and announce the transactions contemplated hereby (without identifying the terms of this Agreement), neither Buyer nor Seller shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed; provided, that Seller and KKDC shall be permitted to make, publish, or disseminate any press release or other public announcement regarding, or related to, any public company filing concerning this Agreement or the transactions contemplated hereby, with the content of such announcements to be determined by Seller or KKDC in their sole discretion; provided, further, to the extent legally permissible and commercially practicable, Seller or KKDC shall provide Buyer with a reasonable opportunity to review.
6.2IT Transition. Following the Closing, Seller shall use commercially reasonable efforts to remove and replace any Seller-owned hardware or technology located at the Stores that is integrated with Seller’s IT platforms and cannot be transferred to Buyer. [***]
6.3Lease Transition. The Parties acknowledge and agree that the Lease Assignments transfer all of Buyer’s right, title, and interest, with respect to the Lease Agreements, to WKS KK.
6.4Access to Information. Following the Closing, Seller shall afford Buyer reasonable access during normal business hours, upon reasonable advance written notice of at least forty eight (48) hours, and the right to inspect the properties, assets, premises, books and records, Contracts and other documents and data related to the Business as Buyer and its representatives may from time to time reasonably request in writing, provided that such access does not unreasonably interfere with Seller’s normal business operations for the purpose of the performance of Buyer’s obligations hereunder, in all instances during reasonable business hours.
ARTICLE VII

EMPLOYEES AND EMPLOYEE BENEFITS
7.1Employment.
(a) Transferred Employees. At the Closing, Buyer shall cause WKS KK to deliver, in writing, an offer of employment (on an “at will” basis and contingent upon standard employment procedures of WKS KK) to those Employees identified in writing by WKS KK, to commence such employment immediately upon the Closing Date; provided, that Buyer shall cause WKS KK to offer employment to a sufficient number of Employees, on substantially the same terms and benefits, to avoid triggering notification requirements under WARN. Subject to the foregoing sentence and consistent therewith, each such offer of employment shall be at the salary or hourly wage rate and position determined by WKS KK in its sole discretion. Such individuals who accept such offer by the Closing Date are hereinafter referred to as the “Transferred Employees.” Buyer shall cause WKS KK to offer group health plan coverage to all Transferred Employees and their spouses and eligible dependents under a group health plan maintained or contributed to by WKS KK, and such coverage will be substantially similar, and will be subject to substantially similar terms and conditions, as WKS KK provides to similarly situated employees; provided, however, that for Transferred Employees that are currently electing to utilize Seller’s group health plan, such coverage will be effective as of April 1, 2026. With respect to any employee benefit plan maintained by WKS KK for the benefit of employees similarly situated with any Transferred Employee (including WKS KK’s PTO policy and health and welfare plans), effective as of the Closing Date, Buyer shall cause WKS KK to recognize all service of the Transferred Employees with Seller, as if such service were with WKS KK, for vesting and eligibility (but not accrual) purposes.
(b)Plans. All Transferred Employees shall, effective immediately upon termination of employment with Seller, cease to be active participants in the Plans in accordance with the terms of the Plans and applicable Law.
(c) [***]
7.2Standard Procedure. Pursuant to the “Standard Procedure” provided in Section 5 of Revenue Procedure 2004-53, 2004-34 I.R.B. 320, (i) WKS KK and Seller shall report on a predecessor/successor basis as set forth therein, and (ii) Buyer shall cause WKS KK to file (or cause to be filed) a Form W-2 for each such Transferred Employee only with respect to the portion of the year during which such Employees are employed by WKS KK that includes the date the Management Agreement terminates, excluding the portion of such year that such Employee was employed by Seller.

ARTICLE VIII

CONDITIONS TO CLOSING
8.1Conditions to Obligations of all Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at the Closing, of each of the following conditions:
(a) No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(b)Seller shall have received all consents, authorizations, orders and approvals from the Governmental Bodies referred to in Schedule 4.3 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Bodies referred to in Schedule 5.3, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.
8.2Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at the Closing, of each of the following conditions:
(a) The representations and warranties of Seller contained in this Agreement, the Seller Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Seller Documents to be performed or complied with by it on the Closing Date.
(c) No Legal Proceeding shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Body, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(d)All approvals, consents and waivers that are listed on Schedule 4.3 shall have been received and executed counterparts thereof shall have been delivered to Buyer at the Closing.

(e) There shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
(f) Seller shall have delivered to Buyer duly executed counterparts to the Seller Documents and such other documents and deliveries set forth in Section 3.2.
(g)All Liens relating to the Purchased Assets shall have been released in full, other than Permitted Exceptions, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Liens.
(h)Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.
(i) Buyer shall have received the certificate required by Section 3.2(a).
(j) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
8.3Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at the Closing, of each of the following conditions:
(a) The representations and warranties of Buyer contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
(c) No injunction or restraining order shall have been issued by any Governmental Body, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(d)All approvals, consents and waivers that are listed on Schedule 5.3 shall have been received and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.
(e) Buyer shall have delivered to Seller duly executed counterparts to the Buyer Documents and such other documents and deliveries set forth in Section 3.3.

(f) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.
(g)Seller shall have received the certificate required by Section 3.3(b).
(h)Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
ARTICLE IX

INDEMNIFICATION
9.1Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement shall survive for a period of [***] following the Closing Date (the “Survival Period”); provided, that any obligations under Sections 9.2(a)(i) and 9.2(b)(i) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 9.3(a), before the expiration of the Survival Period.
9.2Indemnification.
(a) Subject to Sections 9.1, 9.3 and 9.4, Seller hereby agrees to indemnify and hold Buyer and its Affiliates and their respective directors, managers, officers, employees, equity holders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against, and pay to the applicable Buyer Indemnified Parties the amount of, any and all direct losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses, whether or not involving a Third Party Claim (individually, a “Loss” and, collectively, “Losses”) based upon, attributable to or resulting from:
(i)any breach of the representations or warranties made by Seller in Article IV of this Agreement as of the date hereof, except to the extent that any such representation or warranty relates to a specific date, in which case the failure of such representation or warranty to be true and correct as of such date;
(ii)any breach of any covenant or other agreement on the part of Seller under Article VI of this Agreement; and
(iii)any Excluded Asset or any Excluded Liability or Former Employee or the operation of the Business by Seller prior to the Closing.
(b)Subject to Sections 9.1, 9.3 and 9.4, Buyer hereby agrees to indemnify and hold Seller and its Affiliates and their respective equity holders, directors, officers, employees, members, partners, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses based upon, attributable to or resulting from:
(i)any breach of the representations or warranties made by Buyer in Article V of this Agreement;
(ii)any breach of any covenant or other agreement on the part of Buyer under Article VI or Section 7.1 of this Agreement, including, but not limited to any Liability of Seller under WARN; and
(iii)any Assumed Liability or the operation of the Business by Buyer following the Closing.
9.3Indemnification Procedures.
(a)A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought; provided, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article IX.
(b)In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 9.2 (regardless of the limitations set forth in Section 9.4) (a “Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party has been prejudiced as a result of such failure. Subject to the provisions of this Section 9.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder; provided, that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, it shall within ten (10) days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided, that the indemnifying party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third Party Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Third Party Claim. Each Party agrees to provide reasonable access to each other party to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 9.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless (x) the claimant (or claimants) and such party provide to such other party an unqualified release from all Liability in respect of the Third Party Claim or (y) if such Third Party Claim is with respect to Taxes such settlement or compromise could not reasonably be expected to have an adverse effect on Buyer. Upon making any payment to an indemnified party for any indemnification claim pursuant to this Article IX, the indemnifying party shall be subrogated, to the extent of such payment, to any rights which the indemnified party may have against any third parties with respect to the subject matter underlying such indemnification claim and the indemnified party shall assign any such rights to the indemnifying party who will then control such claim.
(c)After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party.
9.4Limitations on Indemnification for Breaches of Representations and Warranties.
(a)An indemnifying party shall not have any liability under Section 9.2(a)(i) or Section 9.2(b)(i) unless the aggregate amount of Losses incurred by the indemnified parties and indemnifiable hereunder exceeds [***] (the “Deductible”) and, in such event, the indemnifying party shall be required to pay all of such Losses in excess of the Deductible; provided, that the Deductible limitation shall not apply to Losses related to the failure to be true and correct of any of the representations and warranties set forth in Sections 4.1 (Organization and Good Standing), 4.2 (Authorization), 4.4 (Title to Purchased Assets), 5.1 (Organization and Good Standing) and 5.2 (Authorization) of this Agreement (collectively, the “Fundamental Representations”).
(b)Neither Seller nor Buyer shall be required to indemnify any Person under Section 9.2(a)(i) or Section 9.2(b)(i) for an aggregate amount of Losses exceeding an amount equal to [***] (the “Non-Fundamental Cap”); provided, that the Non-Fundamental Cap shall not apply with respect to Losses related to the breach of any of the Fundamental Representations.
(c)Neither Seller nor Buyer shall be required to indemnify any Person under Section 9.2(a)(i) or Section 9.2(b)(i) for an aggregate amount of Losses exceeding an amount equal to [***] (the “Fundamental Cap”).
(d)Seller shall not be liable for any Losses to the extent directly arising from the acts or omissions of Buyer in connection with the Business.
9.5Tax Treatment of Indemnity Payments. Seller and Buyer agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for all Tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under Article IX (including this Section 9.5) is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).
ARTICLE X

TERMINATION
10.1Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by the mutual written consent of Seller and Buyer;
(b)by Buyer by written notice to Seller if:
(i)Buyer is not then in material breach of any provision of this Agreement, and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Seller within twenty (20) Business Days of Seller’s receipt of written notice of such breach from Buyer; or
(ii)any of the conditions set forth in Section 8.1 or Section 8.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled,

unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c)by Seller by written notice to Buyer if:
(i)Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) Business Days of Buyer’s receipt of written notice of such breach from Seller; or
(ii)any of the conditions set forth in Section 8.1 or Section 8.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(d)by Buyer or Seller in the event that any Governmental Body shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.
10.2Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except:
(a)as set forth in this Article X and Article XII; and
(b)that nothing herein shall relieve any Party hereto from liability for any willful breach of any provision hereof.
ARTICLE XI

TAXES
11.1Transfer Taxes. [***] any and all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with Buyer’s acquisition of the Purchased Assets as contemplated by this Agreement, including any sales tax imposed on the sale of any Vehicles (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law. Any Tax Returns (or other relevant documents that must be prepared and filed) that must be filed in connection with Transfer Taxes shall be prepared and filed by the Seller in accordance with applicable Law, and each Party agrees to cooperate in respect of the filing of such Tax Returns. The cost of any such Tax Return preparation shall be borne equally by Buyer and Seller.
11.2Prorations. All real property Taxes, personal property Taxes, or ad valorem obligations and similar recurring Taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date (“Straddle Period”), shall be prorated between Buyer and Seller as of the Closing Date on a per diem basis. Seller shall be responsible for all such Taxes and fees on the Purchased Assets accruing during any period prior to and including the Closing Date (the “Pre-Closing Tax Period”). Buyer shall be responsible for all such Taxes and fees on the Purchased Assets accruing during any period after the Closing Date (the “Post-Closing Tax Period”). With respect to Taxes described in this Section 11.2, Seller shall timely file all Tax Returns due on or before the Closing Date with respect to such Taxes and Buyer shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes; provided, however, if such Tax Returns report Taxes allocated to a Pre-Closing Tax Period, the Seller shall have the right to review and comment on such Tax Return, and Buyer shall consider such comments in good faith. If one Party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 11.2 and such payment includes the other Party’s share of such Taxes, such other Party shall within ten (10) Business Days promptly reimburse the remitting Party for its share of such Taxes. If Seller or Buyer receives a refund or credit of any such Taxes for which such Party was reimbursed pursuant to this Section 11.2, such Party shall within ten (10) Business Days reimburse the other Party for its proportionate share of the Tax refund or credit. If either Party receives written notice of any audit, examination, reassessment, appeal, or other determination by any Taxing Authority relating to Taxes subject to proration under this Section 11.2, such Party shall promptly provide the other Party with written notice thereof and email copies of all material correspondence (including notices, proposed assessments, and written communications) relating thereto. The other Party shall have the right to participate in such matter, at its own expense, and the Party controlling the matter shall provide the other Party a reasonable opportunity to review and comment on material submissions, responses, and any proposed settlement to the extent reasonably expected to affect the other Party’s share of such Taxes, and shall consider such comments in good faith. Any final refund, credit, deficiency, or other adjustment (including interest and penalties to the extent attributable to, or included with, such Taxes) resulting from any such matter shall be allocated between Buyer and Seller consistent with the proration and allocation set forth in this Section 11.2 and the Party receiving any refund, credit or making any payment shall make payment to the other Party within ten (10) Business Days after receipt of such refund, credit or payment of such deficiency (as applicable).
11.3Cooperation on Tax Matters. Buyer and Seller shall during the Retention Period, furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters. Each Party will retain Tax-related books and records relating to the Purchased Assets and the Assumed Liabilities until the end of the Retention Period and, upon request, will make them available to the other party. Each Party will notify the other within five (5) Business Days after receiving notice of, or otherwise becoming aware of, any Tax audit or inquiry relating to a Pre-Closing Tax Period or Straddle Period. Seller may, at its expense, participate in any such audit, protest, or proceeding that could reasonably be expected to result in Seller liability with respect to a Pre-Closing Tax Period, and Buyer will keep Seller reasonably informed and allow such participation in any such audit, protest, or proceeding.
11.4Tax Clearance Certificates. Seller shall notify the below listed Taxing Authorities of the transactions contemplated by this Agreement and submit a request for Tax clearance in the form and manner required by such Taxing Authorities, for the jurisdictions so requested by Buyer (each a “Tax Clearance Certificate”), prior to the Closing: (i) California Department of Tax and Fee Administration (sales tax); (ii) the California Employment Development Department (payroll and withholding tax); (iii) the Franchise Tax Board (income and withholding tax); and (iv) Counties of Orange, Los Angeles, San Diego, Riverside, San Bernardino, and Ventura (personal property tax). Seller shall use its commercially reasonable best efforts to obtain the Tax Clearance Certificates and deliver them to Buyer before the Closing; provided, (i) that to the extent any such Tax Clearance Certificate is not obtained prior to Closing, Seller shall provide such Tax Clearance Certificate to Buyer, promptly upon receipt from the respective Taxing Authority, and (ii) Seller shall have the right to contest any Taxes allocated to a Pre-Closing Period in good faith prior to payment of such Taxes and delivery of such Tax Clearance Certificate to Buyer. Seller shall provide Buyer by email a copy of any correspondence received by any Taxing Authority in connection with any request made pursuant to this Section 11.4, immediately upon receiving it. If, in respect to any application for Tax Clearance Certificates made pursuant to this Section 11.4, any Governmental Body asserts that any Seller is liable for any Tax, such Seller shall promptly pay any and all such amounts and shall provide evidence to Buyer that such liabilities have been paid in full or otherwise satisfied. This Section 11.4 shall survive the Closing until the expiration of the applicable statute of limitations for assessment or collection of the Taxes to which this Section 11.4 relates.
ARTICLE XII

MISCELLANEOUS
12.1Further Assurances. Each Party will take any further action reasonably requested from time to time by the other Party to more fully carry out the purposes of this Agreement, including the execution, delivery, and performance of additional documents, instruments, and agreements.
12.2Expenses. Except as otherwise provided in this Agreement, each of Seller and Buyer shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.
12.3Governing Law; Submission to Jurisdiction; Consent to Service of Process. This Agreement (including the negotiation, execution, performance and interpretation hereof and any claims based upon or related to any representation or warranty made in connection with this

Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the laws of the State of North Carolina, without reference to conflict of law principles. Any controversy or claim arising out of or relating to this Agreement shall be brought in the U.S. District Court for the Middle District of North Carolina, or if such court lacks jurisdiction, the Superior Court (or its successor) for Mecklenburg County, North Carolina, which courts shall be the exclusive jurisdiction and venue and forum in which to adjudicate any case or controversy arising from or relating to this Agreement. In the event a case or controversy is to be heard by the Superior Court (or its successor) for Mecklenburg County, North Carolina, any Party may request that the matter be assigned to the North Carolina Business Court. The Parties irrevocably submit to the jurisdiction of such courts and waive any objections to either the jurisdiction of or venue in such courts. The Parties irrevocably waive, to the fullest extent they may lawfully do so, the defense of an inconvenient forum to the maintenance of such suit, action, or proceeding and agree that service of process for purposes of any such suit, action, or proceeding need not be personally served or served within the State of North Carolina but may be served with the same effect as if the Parties were served within the State of North Carolina, by certified mail, or any other means permitted by law addressed to the Parties at their respective addresses set forth in this Agreement. Nothing contained in this Agreement shall preclude a Party from bringing an action, or proceeding in any other appropriate jurisdiction to enforce any judgment against the other Party.
12.4Entire Agreement; Amendments and Waivers. This Agreement (including the Annexes and Schedules hereto), the Seller Documents and the Buyer Documents represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.
12.5Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), or (ii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Seller, to: Awesome Doughnut, LLC Attention: Legal Department 2116 Hawkins St., Charlotte, NC 28203 E-mail: [***]	With a copy to: ArentFox Schiff LLP Attention: [***];[***] 555 South Flower Street, 43rd Floor Los Angeles, CA 90071 E-mail: [***] [***]
If to Buyer, to: W.K.S. KK HoldCo, Inc. Attention: [***] 5856 Corporate Ave., Suite 200 Cypress, CA 90630 Telephone: 562-354-9227 E-mail: [***]	With a copy to: Monroe Moxness Berg PA Attention: [***] 7760 France Avenue S, Suite 700 Minneapolis, MN 55435 E-mail: [***]
12.6Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
12.7Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person or entity not a Party except as provided in Section 9.2 and below; provided, however, that (i) WKS KK shall be an express third-party beneficiary of all representations, warranties, covenants and indemnities of Seller contained herein and may enforce such provisions directly against Seller, and (ii) WKS KK may collaterally assign all or any portion of its rights hereunder to any lender (a “Lender”) without Seller’s consent, and such Lender (and any agent acting on behalf of such Lender or group of Lenders) shall be a third-party beneficiary of this Agreement to the extent of such collateral assignment. Except as noted directly above, no assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Buyer (by operation of law or otherwise) without the prior written consent of the other Parties, such consent not to be unreasonably withheld, and any attempted assignment without the required consents shall be void; upon any such permitted assignment, the references in this Agreement to either Party shall also apply to any such respective assignee, unless the context otherwise requires.
12.8Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when counterparts have been signed by each of the Parties and delivered to each of the Parties. Delivery of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed counterpart of this Agreement. The execution of this Agreement and any agreement or instrument entered into in connection with this Agreement, and any amendment hereto or thereto, by any of the Parties may be evidenced by way of a portable document format or DocuSign transmission of such Party’s signature, or a photocopy of such .pdf or DocuSign transmission, and such portable document format or DocuSign signature shall be deemed to constitute the original signature of such Party.
*****

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers, as of the date first written above.

BUYER:

W.K.S. KK HOLDCO, INC.,
a California corporation

By: ___/s/ Roland Spongberg__________________
Roland Spongberg
President

SELLER:

AWESOME DOUGHNUT, LLC,
a Delaware limited liability company

By: ____/s/ Josh Charlesworth ________________
    Josh Charlesworth
    Manager

Signature Page to Asset Purchase Agreement

Annex A
DEFINITIONS
For purposes of this Agreement, the following terms shall have the meanings specified below:
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Business” means the operations of the Stores.
“Business Day” means any day of the year other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York is closed.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.
“Employee” means all individuals (including common law employees and individual consultants) who are currently employed or engaged by Seller in connection with the primary functions of the Business at the store-level.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business (whether or not incorporated) which is or at any time within the six-year period preceding the date of this Agreement would have been treated as a “single employer” with Seller under Section 414(b), (c), (m), or (o) of the Code.
“Excluded Contracts” means all Contracts related to the Business other than the Purchased Contracts.
“Former Employee” means all individuals (including common law employees, independent contractors and individual consultants) who were employed or engaged by Seller in connection with the Business but who are no longer so employed or engaged as of the Effective Time.
“Furniture and Equipment” means all furniture, fixtures, furnishings, machinery, tools, equipment, rolling stock, leasehold improvements, and other tangible personal property of every
    Annex A

kind owned, leased or used by Seller in the conduct of the Business (wherever located, including customer locations), including all artwork, desks, chairs, tables, hardware, copiers, telephone lines and numbers, fax machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies, together with any maintenance records and other documents relating thereto.
“GAAP” means generally accepted accounting principles in the United States as of the date hereof.
“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.
“KKDC” means Krispy Kreme Doughnut Corporation, a North Carolina corporation.
“Knowledge of Seller” means the actual knowledge of [***].
“Law” means any foreign, federal, state, county or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.
“Lease Agreements” means: [***]
“Legal Proceeding” means any judicial, administrative or arbitral action, suit, mediation, investigation, inquiry, proceeding or claim (including any counterclaim) by or before a Governmental Body.
“Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).
“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any equity holder or similar agreement, encumbrance or any other restriction or limitation whatsoever, including any Contract granting any of the foregoing.
“Management Agreement” means that certain Management Agreement, dated as of November 18, 2019, as amended, by and between WKS KK and W.K.S. Restaurant Corporation, a California corporation.
Annex A

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, (i) would have or could reasonably be expected to have an adverse effect of [***] or more on Seller’s or the Business’s historical or near-term or long-term projected business, operations, prospects, assets, liabilities, condition (financial or otherwise) or results of operations (including EBITDA or cash flow), (ii) would or could reasonably be expected to prevent or materially impair or delay the ability of Seller to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or the Seller Documents, or (iii) would or could reasonably be expected to be materially adverse to the ability of Buyer to operate the Business immediately after the Closing substantially in the manner as the Business was operated by Seller immediately prior to the Closing. Notwithstanding the foregoing, none of the following (or the results thereof) shall be taken into account, either alone or in combination, in determining whether there has been, or may be, a Material Adverse Effect: (i) the effect of any change in the United States or foreign economies or securities, financial, banking or credit markets (including changes in interest or exchange rates) or geopolitical conditions in general; (ii) the effect of any change that generally affects any industry in which Seller operates; (iii) the effect of any change arising in connection with natural disasters or acts of nature, any epidemic, pandemic (including COVID), disease outbreak or other health crisis or public health event (including as a result of COVID), hostilities, acts of war, sabotage or terrorism or military actions or any escalation or worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; (iv) the effect of any changes or proposed changes in GAAP or applicable Laws; (v) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Body affecting a national or federal government as a whole; (vi) the effect of any communication by Buyer or any of its Affiliates of its plans or intentions (including in respect of Employees) with respect to Seller’s Business; or (vii) any actual or potential break-up of any existing political or economic union of or within any country or countries or any actual or potential exit by any country or countries from, or suspension or termination of its or their membership in, any such political or economic union. For the avoidance of doubt, a Material Adverse Effect shall be measured only against past performance of Seller, and not against any forward-looking statements, financial projections or forecasts of Seller. For the avoidance of doubt, the Parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to the term Material Adverse Effect.
“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business, as conducted by Seller, through the Effective Time consistent with past practice.
“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, licenses, covenants, rights of re-entry, rights of way and encumbrances disclosed in policies of
Annex A

title insurance that have been delivered to Buyer prior to Closing; (ii)  statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable; (iii) landlords’, lessors’, warehousemen’s, mechanics’, carriers’, workers’ and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material and that are not resulting from a breach, default or violation by Seller of any Contract or Law; (iv) Liens for Taxes, assessments and other Governmental Body charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate Legal Proceeding, (v) any conditions that may be shown by a current survey or physical inspection, which do not materially impair the occupancy or use of the real property for the purposes for which it is currently used in connection with the Business, (vi) any and all service contracts and agreements affecting any real property, in each case, which do not impair in any material respect the current use or occupancy of the real property subject thereto, and (vii) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided, that such regulations have not been violated.
“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
“Plans” means (i) all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, Contract, or understanding (whether qualified or nonqualified, written or unwritten), and any trust, escrow or other agreement related thereto, which currently is sponsored, established, maintained or contributed to or required to be contributed by Seller or for which Seller has any Liability, contingent or otherwise, and (ii) all “multiemployer plans,” as that term is defined in Section 4001 of ERISA and all “employee benefit plans” (as defined in Section 3(3) of ERISA) that are subject to Title IV of ERISA or Section 412 of the Code which Seller has maintained or contributed to or been required to contribute to at any time within six (6) years prior to the Closing Date or with respect to which, to Seller has any Liability (including on account of any ERISA Affiliate).
“Retention Period” means the period ending [***] after Closing Date, or longer if required by Law or until final resolution of any Tax audit or inquiry initiated before the end of that period.
“Seller Note” means that certain Secured Promissory Note, dated as of March 23, 2026, by and between, WKS and Seller.
“Stores” means the Krispy Kreme® stores located at 1201 W Imperial Highway, La Habra, CA 90631 (“Store 573”), 25420 The Old Road, Valencia, CA (“Store 574”), Tampa Ave., Northridge, CA (“Store 575”), 2325 Vista Way, Oceanside, CA 92054 (“Store 576”), 4790 Los Coyotes Diagonal, Long Beach, CA (“Store 578”), 1199 W Artesia Blvd., Gardena, CA (“Store
Annex A

579”), 4034 Crenshaw Blvd., Los Angeles, CA (“Store 583”), 4485 Mills Circle, Ontario, CA 91764 (“Store 584”), The City Drive South and Metropolitan, Orange, CA (“Store 585”), 1548 Azusa Ave., City of Industry, CA (“Store 586”), Empire Avenue and Victory Place in Burbank, CA (“Store 587”), Clairemont Town Square, San Diego, CA (“Store 588”), 25802 El Paseo Avenue, Mission Viejo, CA 92691-6901 (“Store 589”), 748 W Rancho Vista Blvd., Palmdale, CA (“Store 590”), 30007 Haun Rd, Menifee, CA (“Store 591”), 11050 Rancho Carmel Drive, San Diego, CA 92128 (“Store 592”), 1024 W Gladstone Street, San Dimas, CA (“Store 593”), 15280 Civic Dr, Victorville, CA (“Store 594”), 220 River Park Blvd, Oxnard, CA (“Store 595”), 2305 Otay Lakes Road, Suite 206, Chula Vista, CA 91914 (“Store 597”), 72787 Dinah Shore Drive, Rancho Mirage, CA 92270 (“Store 599”), 27421 San Bernardino Ave, Redlands, CA (“Store 600”), 3381 Rosecrans St., San Diego, CA 92110 (“Store 622”), 710 Fair Oaks Ave, South Pasadena, CA (“Store 910”), 40575 Winchester Road, Temecula, CA (“Store 911”).
“Tax” or “Taxes” means (i) any federal, state, county, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, escheat and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) any interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any Liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise.
“Tax Return” means any material return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.
“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.
“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Agreement	Preamble
Assignment and Assumption Agreement	3.2(d)
Assumed Liabilities	1.3
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Term	Section
Bill of Sale	3.2(c)
Buyer	Preamble
Buyer Documents	5.2
Buyer Indemnified Parties	9.2(a)
Closing	3.1
Closing Date	3.1
Closing Statement	3.2(h)
Deductible	9.4(a)
Deposits	1.2(b)
Effective Date	Recitals
Effective Time	3.1
Excluded Assets	1.2
Form 8594	1.6
Fundamental Cap	9.4(c)
Fundamental Representations	9.4(a)
Lease Agreements	Recitals
Lease Assignments	3.2(e)
Loss or Losses	9.2(a)
Non-Fundamental Cap	9.4(b)
Party or Parties	Preamble
Post-Closing Tax Period	11.2
Pre-Closing Tax Period	11.2
Purchase Price	2.1
Purchased Assets	1.1
Purchased Contracts	1.1(e)
Seller	Preamble
Seller Documents	4.2
Seller Indemnified Parties	9.2(b)
Straddle Period	11.2
Survival Period	9.1
Tax Clearance Certificate	11.4
Third Party Claim	9.3(b)
Transfer Taxes	11.1
Transferred Employees	7.1(a)
Vehicles	1.1(b)
WKS	Recitals
WKS KK	Recitals
Annex A

Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
Annexes/Schedules. The Annexes and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Annex but not otherwise defined therein shall be defined as set forth in this Agreement.
Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
Dollars. Any reference in this Agreement to $ means U.S. dollars.
Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(a)The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(b)The Parties intend that each representation, warranty, and covenant contained herein will have independent significance, provided that no Party shall be entitled to multiple recoveries for the same underlying facts or circumstances regardless of how many representations, warranties or covenants may have been breached. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.
Annex A

However, neither Party shall be entitled to recover twice for the same Loss that breaches more than one representation, warranty, or covenant; provided, however, that a single fact or series of events may result in the breach of multiple representations, warranties or covenants, and therefore, may cause multiple, independent Losses related to such fact or series of events. For the avoidance of doubt, Buyer shall not be required to duplicate any indemnity payment based upon, attributable to or resulting from an Employee of the Business employed by Seller or its Affiliates, in connection with the Management Agreement to the extent that it pays such identical amounts pursuant to the Management Agreement.
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ANNEX B
PURCHASE PRICE ALLOCATION
As of the Effective Time, the Purchase Price as finally determined, any Assumed Liabilities and any other items properly treated as consideration for Tax purposes shall be allocated among the Purchased Assets in the manner provided below.
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    Annex B